Immediate Release


       AUSSIE SOLES GROUP ANNOUNCES APPOINTMENT OF PRESIDENT AND CEO


NY, NY. - April 7, 2008 - Aussie Soles Group Inc. (OTC: AUSE), developer and retailer of innovative casual footwear, announced today that its Board of Directors has appointed Craig Taplin as President and CEO of the Company, effective April 7, 2008. Mr. Taplin will also serve as director on the Company's Board of Directors. Mr. Taplin replaces Mr. Albert Au who served as President and CEO of the Company since the Company's inception as K-9 Concepts, Inc. in August 2005. Mr. Au will stay on as a director on the Company's Board.


Mr. Taplin is the founder and CEO of Aussie Soles International LLC, which the Company acquired in February 2008 in order to acquire the rights to the intellectual property.


Commented Mr. Taplin: "I am excited to accept this position. I look forward to working with the Board as we build the Aussie Soles brand. I thank Albert for his service and his foresight to see the potential in our brand, and look forward to continuing to work with him in his new role."


AUSSIE SOLES{trademark}  develops  and  retails  innovative  hard  sole  casual footwear that utilizes technically advanced closed cell polymer foam, "AUSLITE{trademark}" which is soft, supportive, slip resistant and anti bacterial! AUSSIE SOLES{trademark} will concentrate its efforts on retailing and branding its primary footwear line, which consists of; SNUGGS, STARFISH and MARINE. Focusing on these primary lines with their unique materials & design AUSSIE SOLES{trademark} is setting itself apart from its competitors. The "closed cell polymer" footwear phenomenon has exploded onto the sporting apparel markets. AUSSIE SOLES{tradenark} has improved on this product by introducing its own hard sole (AUSLITE{trademark}) footwear, which sets itself above industry leaders, such as Nasdaq listed CROCS{trademark} in the "closed cell Polymer" footwear market. AUSSIE SOLES{trademark} hard sole concept is available in a variety of colors and styles to ensure that every person will find a pair that is perfectly suited for them. Constructed from closed cell foam, AUSLITE{trademark}, molds to the foot allowing for the ultimate in comfort that is also chemical and odor resistant. "The Best, most comfortable, lightweight shoe you will ever find" says Craig Taplin, are available worldwide, specifically in North America, Australia, New Zealand, Europe, South Africa, Malaysia and expanding daily.


The versatility, comfort and unique qualities of AUSSIE SOLES{trademark} is popular in a wide range of consumer choices, appealing to boaters, hikers, campers, gardeners, beach walkers, doctors, nurses and other health care workers.


Relax Ya FeetTM


AUSSIE SOLES{trademark}  are  available in a wide variety of colors and styles.
Please   visit   www.aussiesoles.com   for any   additional   information   or
www.aussiesolesgroup.com for investor relations.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission

Contact:
CRAIG TAPLIN
AUSSIE SOLES GROUP INC.


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1 (866) 585-6068
craig@aussiesoles.com
www.aussiesoles.com